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                                                                  EXHIBIT 10.15

                          DIRECTOR COMPENSATION SUMMARY

      Ritz Interactive, Inc. (the "Company") currently pays the following cash compensation to its independent directors: an annual retainer of $15,000; an annual fee to its audit committee chairman of $7,500; an annual fee to its audit committee members, other than the chairman, of $4,000; annual fees of $4,000 to each of the chairmen of its nominating and governance committee and its compensation committee; and annual fees to members of its nominating and governance committee and its compensation committee, other than the chairmen, of $2,500. The Company also reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred to attend meetings of the Company's board of directors or its committees. In addition, the Company provides the following equity compensation to its independent directors: to each new independent director, an option to purchase 30,000 shares of its common stock, with 25% vesting on the grant date and 25% vesting on each of the following three anniversaries of the grant date; and to each continuing director, after one year of service, an option to purchase 7,500 shares of the Company's common stock, with 100% vesting on the first anniversary of the grant date.